First Security Group, Inc. Announces Over-Subscription of Rights Offering
Gross Proceeds of $5.0 million to Further Strengthen Capital Position

CHATTANOOGA, Tenn., September 25, 2013 - First Security Group, Inc. (NASDAQ: FSGI) (the “Company” or “First Security”), the bank holding company for FSGBank, N.A. (“FSGBank”), announced today the results of the Company's rights offering. Nearly $7.8 million of additional common stock was requested for the $5.0 million offering. Final allocations and delivery of shares are expected by the end of September.

In April 2013, the Company completed a recapitalization (the “Recapitalization”), including the restructuring of its TARP CPP preferred stock. On April 11, 2013, the Company issued approximately 9.9 million shares of the Company's common stock to the U.S. Treasury (the “Treasury”) for full satisfaction of the Treasury's TARP CPP investment in the Company. The Treasury immediately sold the common stock to institutional and other accredited investors previously identified by the Company at $1.50 per share. On April 12, 2013, the Company issued an additional approximately 50.8 million shares of common stock at $1.50 per share to institutional and other accredited investors. In aggregate, investors purchased 60,735,000 shares for $91.1 million.

As part of the Recapitalization, shareholders of record as of April 10, 2013 (the “Legacy Shareholders”) were provided the right to purchase two shares of Company common stock for every share owned as of the record date, as well as the opportunity to request additional shares of Company common stock, if available. The subscription price was $1.50 per share with a maximum of 3,329,234 shares of Company common stock available, or approximately $5.0 million (collectively, the “Rights Offering”).

“As the final component of the recapitalization, we are very grateful for the positive response from our legacy shareholders,” said Michael Kramer, President and Chief Executive Officer of First Security. “With requests totaling over 150% of the maximum size of the offering, we believe that this is another vote of confidence for our markets, our business plan, and our people.”

The Company anticipates downstreaming the net proceeds to FSGBank in order to further solidify FSGBank's regulatory capital ratios and to support future balance sheet growth. The combined effects of the additional capital from the Rights Offering and the previously announced Recapitalization and completed loan sale are expected to result in an improved risk profile, enhanced profitability and compliance with most, but not all, aspects of the regulatory orders of the Company and FSGBank.

Raymond James & Associates, Inc. acted as financial advisor and dealer manager for First Security Group, Inc. in connection with the Rights Offering. Bryan Cave LLP acted as legal counsel to First Security Group, Inc in connection with the Rights Offering.

About First Security Group, Inc.
Founded in 1999, First Security's community bank subsidiary, FSGBank, has 30 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning and Internet banking services (www.FSGBank.com).

Note Regarding Forward Looking Statements
Some of our statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or our future financial performance and include statements about the Company's future growth and market position and the execution of its business plans. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared.
These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. There can be no assurance that the actual results, performance or achievements of the Company will not differ materially from those expressed or implied by forward-looking statements. For details on the factors that could affect expectations, see the cautionary language included under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, and other filings with the SEC.
Many of these risks are beyond our ability to control or predict, and you are cautioned not to put undue reliance on such forward-looking statements. First Security does not intend to update or reissue any forward-looking statements contained in this release as a result of new information or other circumstances that may become known to First Security, and undertakes no obligation to provide any such updates.
All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Note. Our actual results and condition may differ significantly from those we discuss in these forward-looking statements.

CONTACT:
John R. Haddock, CFO
(423) 308-2075
jhaddock@FSGBank.com